Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 22, 2012, relating to the financial statements of R.R. Donnelley & Sons Company and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2012, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this registration statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois

August 2, 2012